Exhibit 99.1

July 29, 2022

Board of Directors

Prologis, Inc.

1800 Wazee Street, Suite 500

Denver, CO 80202

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Prologis, Inc., (File No. 333-266200) filed July 29, 2022 (the “Amended Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 11, 2022 (“Opinion Letter”), with respect to the fairness from a financial point of view to Prologis, Inc. (the “Company”) of the exchange ratio of 0.475 shares of common stock, par value $0.01 per share, of the Company to be issued in exchange for each outstanding share of common stock, par value $0.01 per share , of Duke Realty Corporation (“DRE”) pursuant to the Agreement and Plan of Merger, dated as of June 11, 2022 (the “Agreement”), by and among the Company, Prologis, L.P., a subsidiary of the Company (the “Company OP”), Compton Merger Sub LLC, a wholly owned subsidiary of the Company, Compton Merger Sub OP LLC, a wholly owned subsidiary of the Company OP, DRE, and Duke Realty Limited Partnership, a subsidiary of DRE.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY—Opinion of Prologis’ Financial Advisor,” “THE MERGERS—Background of the Mergers,” “THE MERGERS—Recommendation of the Prologis Board of Directors and Its Reasons for the Mergers,” and “THE MERGERS—Opinion of Prologis’ Financial Advisor”, and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)